CANAL CAPITAL CORPORATION AND SUBSIDIARIES
EXHIBITS

Exhibit No.

22	Subsidiaries of the registrant.

	SUBSIDIARIES	IDENTIFICATION #

	Omaha Livestock Market, Inc.	47-0582031
	Sioux Falls Stockyards Company	46-0189565
	Canal Arts Corporation	13-3492921

DIVISIONS

	Canal Capital Corporation	51-0102492
St. Joseph Stockyards
St. Paul Union Stockyards
Sioux City Stockyards

Note: All subsidiaries are 100% owned

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